Exhibit 5.1

November 13, 2025

LYB International Finance III, LLC

LyondellBasell Industries N.V.

c/o LyondellBasell Industries N.V.

4th Floor, One Vine Street

London W1J OAH

United Kingdom

Re:      LyondellBasell Industries N.V. and LYB International Finance III, LLC; Registration Statement on Form S-3 (File No. 333-283755)

Ladies and Gentlemen:

We have acted as counsel to LYB International Finance III, LLC, a Delaware limited liability company (the “Company”), and LyondellBasell Industries N.V., a public company with limited liability (naamloze vennootschap) in the country of The Netherlands (the “Guarantor”), in connection with the preparation and filing of the prospectus supplement, dated November 10, 2025, filed with the Securities and Exchange Commission (the “Commission”) on November 12, 2025 pursuant to Rule 424(b) of the Securities Act (as defined below) (the “Prospectus Supplement”), and the offering and sale by the Company pursuant thereto of (i) $500,000,000 aggregate principal amount of 5.125% Guaranteed Notes due 2031 (the “2031 Notes”) and (ii) $1,000,000,000 aggregate principal amount of 5.875% Guaranteed Notes due 2036 (the “2036 Notes” and, together with the 2031 Notes, the “Notes”) pursuant to the Underwriting Agreement dated as of November 10, 2025 among the Company, the Guarantor and the Underwriters named therein.

The Notes are being issued pursuant to the Indenture, dated as of October 10, 2019 (the “Base Indenture”), as supplemented by the First Supplemental Indenture dated May 17, 2023, among the Company, the Guarantor, Computershare Trust Company, N.A., as base trustee (as successor to Wells Fargo Bank, National Association), and The Bank of New York Mellon Trust Company, N.A., as trustee, as further modified in respect of the Notes by the Officer’s Certificate pursuant to Section 2.01 of the Base Indenture dated as of November 13, 2025 (as so supplemented and modified, the “Indenture”), and are being guaranteed pursuant to the terms of the Indenture by the Guarantor (the “Guarantee”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Notes, the Guarantee and such other documents, corporate records, certificates of officers of the Company and the Guarantor and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company, the Guarantor and others.

Gibson, Dunn & Crutcher LLP

811 Main Street Suite 3000 | Houston, TX 77002-6117 | T: 346.718.6600 | F: 346.718.6620 | gibsondunn.com

November 13, 2025

We are not admitted or qualified to practice law in The Netherlands. Therefore, we have relied upon the opinions of De Brauw Blackstone Westbroek N.V., Dutch counsel for the Company and the Guarantor, filed as exhibits to the Guarantor’s Current Report on Form 8-K filed with the Commission on November 13, 2025, with respect to matters governed by the laws of The Netherlands.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, and the Guarantee of the Notes is a legal, valid and binding obligation of the Guarantor obligated thereon, enforceable against the Guarantor in accordance with its terms.

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A.            We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and for purposes of our opinions above, the Delaware Limited Liability Company Act. We are not admitted to practice in the State of Delaware; however, we are generally familiar with the Delaware Limited Liability Company Act as currently in effect and have made such inquiries as we consider necessary to render the opinions above. We have further assumed without independent investigation that the operating agreement of the Company constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms; to the extent our opinions above are dependent on the interpretation of such agreement, they are based on the plain meaning of the provisions thereof in light of the Delaware Limited Liability Company Act. Without limitation, we do not express any opinion regarding any Delaware contract law. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and, to the limited extent set forth above, the laws of the State of Delaware, and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B.            The opinions above are each subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

November 13, 2025

C.            We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights; (ii) any waiver (whether or not stated as such) under the Indenture, the Guarantee or the certificates evidencing the global Notes (collectively, the “Specified Note Documents”) of, or any consent thereunder relating to, unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (iii) any waiver (whether or not stated as such) contained in the Specified Note Documents of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any purported fraudulent transfer “savings” clause; (vi) any provision in any Specified Note Document waiving the right to object to venue in any court; (vii) any agreement to submit to the jurisdiction of any Federal court; (viii) any waiver of the right to jury trial; or (ix) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others.

We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K, which is deemed incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-283755), and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP